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                                                             Exhibit (a)(3)

                     GOLDMAN SACHS VARIABLE INSURANCE TRUST

                          AMENDMENT NO. 2 TO AGREEMENT
                            AND DECLARATION OF TRUST


         The undersigned Secretary/Assistant Secretary of Goldman Sachs Variable Insurance Trust hereby certifies that the following resolutions were duly adopted by the Board of Trustees of said Trust on January 22, 1999:

                  RESOLVED, that the Agreement and Declaration of Trust be amended as contemplated in Article V, Section 1 by establishing and designating a class of shares of beneficial interest of Goldman Sachs Conservative Strategy Portfolio, Goldman Sachs Balanced Strategy Portfolio, Goldman Sachs Growth and Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio, Goldman Sachs Aggressive Growth Strategy Portfolio, Goldman Sachs CORE Large Cap Value Fund, Goldman Sachs CORE International Equity Fund, and Goldman Sachs Short Duration Government Fund to have the relative rights and preferences set forth in the prospectus offering such class shares; and

                  FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary and the Treasurer of the Trust be, and they hereby are, severally authorized to execute an instrument in writing effecting the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officers such filing is appropriate.

As of January 22, 1999              /s/ Michael Richman
                                    ---------------------------
                                    Name: Michael Richman
                                    Title:  Assistant Secretary